  This announcement is neither an offer to exchange nor a solicitation of an offer to exchange the securities. The Exchange Offer is made solely by the Prospectus dated May 11, 1998 and the related Letter of Transmittal, and is not being made to holders of Banner Shares in any jurisdiction in which making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction . In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer will be deemed to be made on behalf of
   Fairchild (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                          NOTICE OF OFFER TO EXCHANGE
                        SHARES OF CLASS A COMMON STOCK
                                      OF
                           THE FAIRCHILD CORPORATION
                       FOR EACH SHARE OF COMMON STOCK OF
                            BANNER AEROSPACE, INC.
                   UP TO 4,000,000 SHARES OF COMMON STOCK OF
                            BANNER AEROSPACE, INC.

 THE EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 9, 1998, UNLESS THE EXCHANGE
 OFFER IS EXTENDED.
  The Fairchild Corporation, a Delaware corporation ("Fairchild" or the "Company"), hereby offers to exchange, for each properly tendered share of common stock of Banner Aerospace, Inc., a number of shares of The Fairchild Corporation's Class A common stock, par value $0.10 per share (the "Class A Common Stock"), equal to the quotient of $12.50 divided by 20.675, up to a maximum of 4,000,000 shares of the common stock, par value $1.00 per share (the "Banner Shares"), of Banner Aerospace, Inc., a Delaware corporation ("Banner"), which is a subsidiary of Fairchild, validly tendered and not properly withdrawn, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (the "Letter of Transmittal"), which together constitute the "Exchange Offer". The Class A Common Stock to be issued pursuant to the Exchange Offer has been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement.

  For purposes of the Exchange Offer, Banner shall be deemed, subject to the proration provisions of the Exchange Offer, to have accepted for exchange and exchanged Banner Shares validly tendered for exchange when, as and if Banner gives oral or written notice to the ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent"). Exchange of Banner Shares accepted for exchange pursuant the Exchange Offer will be made by deposit of the tendered Banner Shares with the Exchange Agent, which will act as agent for tendering stockholders. In all cases, exchange of Banner Shares will be made only after timely receipt by the Exchange Agent of (i) certificates evidencing Banner Shares (or timely confirmation of a book-entry transfer of such Banner Shares into the Exchange Agent's account at The Depository Trust Company) and (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and (iii) any other documents required by the Letter of Transmittal. Fairchild will not, under any circumstances, pay interest pursuant to the Exchange Offer, regardless of any delay in making such exchange.

  Fairchild expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed, as soon as practicable, by public announcement thereof, no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date.

  Tenders of Banner Shares made pursuant to the Exchange Offer will be irrevocable, except that Banner Shares tendered may be withdrawn at any time prior to the Expiration Date. If Fairchild is delayed in its acceptance or purchase of or payment for Banner Shares or is unable to purchase or pay for Banner Shares for any reason, then, without prejudice to Fairchild's rights, tendered Banner Shares may be retained by the Exchange Agent on behalf of Fairchild and may not be withdrawn except as described in the Prospectus.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of the Prospectus. Any such notice of withdrawal must specify the name of the person who tendered the Banner Shares to be withdrawn, the number of Banner Shares to be withdrawn and, if certificates representing such Banner Shares have been delivered or otherwise identified to the Exchange Agent, the name(s) in which such certificate(s) is
(are) registered, if different from the name of the person tendering such Banner Shares. If certificates have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Banner Shares and the signature on the notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office, branch or agency in the United States or any other institution that is a member of the Medallion Signature Guaranty Program (each being referred to herein as an "Eligible Institution"). If Banner Shares have been tendered pursuant to the procedure for book-entry tender set forth in the Prospectus, the notice of withdrawal must specify the name and account number(s) of the account(s) at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Banner Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Fairchild, in its sole discretion, whose determination shall be final and binding.

  The Prospectus and the related Letter of Transmittal will be mailed to record holders of Banner Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Banner Shares.

  THE PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER.

  Questions and requests for assistance or for additional copies of the Prospectus and the related Letter of Transmittal and other Exchange Offer materials may be directed to the Information Agent at the telephone number and location as set forth below, and copies will be furnished promptly at Fairchild's expense. Fairchild will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Banner Shares pursuant to the Exchange Offer.

               The Information Agent for the Exchange Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                             450 West 33rd Street
                                  14th Floor
                              New York, NY 10001

                    Banks and Brokerage Firms call collect:
                                (212) 273-8080

                          All others call toll free:
                                (888) 224-2745

May 14, 1998